Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249639

THE LGL GROUP, INC.

1,051,664 Shares of Common Stock

This prospectus relates to the issuance, from time to time, of up to 1,051,664 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) by The LGL Group, Inc, (“LGL Group” or the “Company”) upon the exercise of outstanding warrants (each, a “Warrant” and collectively, the “Warrants”) issued by us to shareholders in November 2020.

Our Common Stock is traded on the New York Stock Exchange American (“NYSE American”) under the trading symbol “LGL.” The last reported sale price of our Common Stock on the NYSE American on June 24, 2025 was $6.87 per share. We urge you to obtain a current market price for the Common Stock before making any investment decision with respect to the Warrants.

We previously distributed, at no cost to our shareholders, transferable Warrants to purchase shares of our Common Stock to holders of record of our Common Stock as of November 9, 2020 (the “Record Date”). Such shareholders received one (1) Warrant for each share of Common Stock owned. Five (5) Warrants entitle their holder to purchase one (1) share of Common Stock at an exercise price of $4.75 per share (reflecting a reduction adjustment for the spinoff of M-tron Industries, Inc.) (the “Basic Warrant Exercise Rights”) as discussed herein. Holders that exercise all of their warrants pursuant to the Basic Warrant Exercise Rights may purchase additional shares at the foregoing ratio and exercise price under an over-subscription privilege (the "Over-Subscription Privilege") as discussed herein. The Warrants are currently exercisable as a result of an acceleration on March 4, 2025 that was triggered by the $6.65 30-day volume weighted average price per share (“VWAP”) of our Common Stock as discussed herein. The Warrants may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., New York City time, on November 16, 2025 (the “Expiration Date”), a Sunday, which allows holders to exercise the Warrants and submit Exercise Forms (as defined herein) by 5:00 p.m., New York City time, on the next business day, November 17, 2025.

Holders who submit exercise notices prior to 5:00 p.m., New York City time, on October 16, 2025 may only exercise the Basic Warrant Exercise Rights and may not participate in the Over-Subscription Privilege discussed herein.

Our directors and officers may also sell some or all of their Warrants or their shares upon exercise of such Warrants. This prospectus covers any such sales.

We will receive the proceeds from any exercise of the Warrants for cash. See “Use of Proceeds” on page 11 of this prospectus. We will not receive any proceeds from the resale of shares of Common Stock received upon exercise of the Warrants.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus, as well as those described in our most recent Annual Report on Form 10-K and other public filings. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). It is important for you to read and consider all information contained in this prospectus in making your investment decision. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should also read and consider the information contained in the documents identified under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus refer to The LGL Group, Inc.

PROSPECTUS SUMMARY

This summary highlights selected information about the company and this offering contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, the information set forth under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

Overview

We are a holding company engaged in services, merchant investment and manufacturing business activities. Since 1985, we have acquired 32 businesses, sold 11, and spun off 3, culminating with the spin-off of M-tron Industries, Inc. (“MtronPTI”) in October 2022. The Company was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc.

Our manufacturing business is operated through our subsidiary Precise Time and Frequency, LLC (“PTF”), which has operations in Wakefield, Massachusetts. PTF is engaged in the design of high-performance Frequency and Time Reference Standards that form the basis for timing and synchronization in various applications.

Our business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. We have had a long history of owning and operating various businesses in the precision engineering, manufacturing and services sectors. As a holding company, we believe that the cash flow and asset coverage from our subsidiaries will allow us to maintain a strong balance sheet and ample liquidity over time. We seek to invest available cash and cash equivalents (which includes only investments in money market funds that are registered as management investment companies in reliance on Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) and marketable securities in liquid investments with a view to enhancing returns as we continue to assess further acquisitions of, or investments in, operating businesses. As of December 31, 2024, we had cash and cash equivalents and marketable securities with a fair market value of approximately $41.6 million.

Our approach is to establish long term partnerships utilizing the resources of our organization to facilitate a full cycle of advice and investment to augment investments in conjunction with broader capital syndication. This approach allows for us to be creative and nimble with no pre-determined exit timetable. We focus on businesses with existing growth potential which through helping improve their capabilities, teaming up portfolio companies for strategic expansions and transforming the businesses through merger and acquisition opportunities.

We provide our products and services through our Electronic Instruments and Merchant Investment businesses. Activities not related to our business segments such as our corporate operations, corporate-level assets and financial obligations are included in Corporate.

Business Strategy

Across all of our businesses, our success is based on a simple formula: we seek to find undervalued companies in the Graham & Dodd tradition, a methodology for valuing companies that primarily looks for deeply depressed prices. Today, we are a holding company owning subsidiaries engaged in manufacturing and investments. Several of our former operating businesses started out as investment positions in debt or equity securities, held directly by us. Those positions ultimately resulted in control or complete ownership of the target company. For example, in 2004, we acquired a controlling interest in Piezo Technology, Inc. (“PTI”), which started out as an investment position and ultimately became an operating subsidiary before the spinoff of MtronPTI. The acquisition of PTI, like our other operating subsidiaries, reflects our opportunistic approach to value creation, through which returns may be obtained by, among other things, promoting change through minority positions at targeted companies in our Merchant Investment segment or by acquiring control of those target companies that we believe we could run more profitably ourselves.

In appropriate circumstances, we or our subsidiaries may become the buyer of target companies, adding them to our portfolio of operating subsidiaries, thereby expanding our operations through such opportunistic acquisitions.

It is our belief that our strategy will continue to produce strong results into the future.

Our Electronic Instruments business, PTF, employs a market-based approach of designing and offering new products to our customers through both organic research and development, and through strategic partnerships, joint ventures, acquisitions or mergers. We seek to leverage our core strength as an engineering leader to expand client access, add new capabilities and continue to diversify our product offerings. Our focus is on investments that will differentiate us, broaden our portfolio and lead toward higher levels of integration organically and through joint venture, merger and acquisition opportunities. We believe that successful execution of this strategy will lead to a transformation of our product portfolio towards multi-component integrated offerings, longer product life cycles, better margins and improved competitive position.

A key driver of value is the Merchant Investment business, which utilizes various structures and vehicles to build shareholder value, including certain special purpose vehicles, which may be syndicated for investment, and involve certain fee generating activities. We could act as the financial and management sponsor, raise capital from external nonaffiliated investors, and may receive management fees and success-based incentives in accordance with market practice.

Business Segments

We conduct our business through two business segments: Electronic Instruments and Merchant Investment. Our Electronic Instruments segment derives revenues principally from net sales of various products. Our Merchant Investment business derives revenues from investment income and gains and losses from investment transactions as well as fee income on any syndicated investments.

Electronic Instruments

Overview

Our Electronics Instruments segment is comprised of PTF, which designs, manufactures, and markets for sale time and frequency instruments. The industries PTF serves include computer networking, satellite ground stations, electric utilities, broadcasting, telecommunication systems, and metrology. We acquired PTF in September 2016, reinforcing our position as a broad-based supplier of highly engineered products for the generation of time and frequency references for synchronization and control. Since its inception, PTF has developed a comprehensive portfolio of time and frequency instruments complemented by a wide range of ancillary products such as distribution amplifiers and redundancy auto switches. PTF is housed in a well-equipped, modern, facility and staffed by a highly dedicated and experienced team of time and frequency professionals.

Products

PTF's products range from simple, low-cost time and frequency solutions to premium products designed to deliver maximum performance for the most demanding applications. PTF's products include Frequency and Time Reference Standards; radio frequency ("RF"), digital, and optical time code distribution amplifiers; redundancy auto switches; and network time protocol servers, all of which are used in a wide range of applications worldwide.

PTF's Frequency and Time Reference Standards include quartz Frequency Standards, global positioning system (“GPS”) / global navigation system (“GNS”) Frequency and Time Standards and rubidium atomic Frequency Standards. The de facto standard for many highly demanding applications, such as satellite communications, is PTF's range of GPS/GNS disciplined quartz frequency and time standards. The MtronPTI high-quality quartz oscillators utilized within the PTF instruments deliver outstanding phase noise and short-term stability performance for applications where low noise is paramount. This outstanding short-term performance, coupled with the long-term stability and accuracy of the external GNS reference signals, which can be from GPS, Galileo, GLONASS or Quasi-Zenith Satellite System, provides the user excellent all-around performance that is highly cost-effective.

When two or more computers are involved, accurate time keeping is a challenge especially when the computers are in different locations. PTF's range of GNS Time and Frequency References and Network Time Servers deliver a high level of performance that allows customers to synchronize to Coordinated Universal Time (“UTC”), in several cost-effective forms to meet a multitude of time and frequency reference requirements. Applications range from low phase noise, highly stable and accurate system frequency references for satellite communications and Digital Broadcasting applications, to computer networks, shipboard time code references and e-commerce time stamping applications. With respect to UTC, we have developed long-term real time synchronization capability of less than 10 nanoseconds of which to date multiple systems have been delivered.

PTF's portfolio of distribution amplifiers covers multiple signal types including high frequency, RF, digital, time code, optical, and custom configured units. The distribution range is designed to complement the high quality of the frequency and time references and provide the most effective cost/performance solution for the application, including options for full remote monitoring/control (including RF analog signal monitoring) and optional level control.

The distribution product range includes standard units with either 12 or 16 channels together with more flexible units that allow the user to define specific configurations including different types of input/output signals combined into a convenient 1U or 2U package with up to 36 output channels.

PTF's series of redundancy auto switches range from simple level detection to highly sophisticated sensing capability, extremely fast switching options and full Ethernet connectivity, to provide remote monitoring/control, and including integration with simple network management protocol management systems. The most recent model includes multi-channel input capability as well as the ability to switch up to three input types of signals.

Merchant Investment

The Merchant Investment segment is comprised of various investment vehicles in which we have a shareholder, partner, or general partner interest, and through which we invest our capital.

We conduct and plan to continue to conduct our activities in such a manner as not to be deemed an investment company under the Investment Company Act. Therefore, no more than 40% of our total assets can be invested in investment securities, as such term is defined in the Investment Company Act. In addition, we do not invest or intend to invest in securities as our primary business.

Company Information

We were incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. Our principal executive office is located at 2525 Shader Road, Orlando, Florida 32804 and our telephone number is (407) 298-2000. We maintain a website at www.lglgroup.com. The information on our website is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.

Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus, as described below under the sections entitled “Information of Certain Documents by Reference” and “Where You Can Find More Information.”

Recent Developments

The Company expects to complete its pending acquisition of Morgan Group Holding Co. (“MGHL”) within the second quarter of 2025. Please refer to the Company's Form 8-K filed on December 31, 2024 (which is incorporated herein by reference) for more information concerning the acquisition.

THE OFFERING

This summary highlights the information contained elsewhere in this prospectus. You should read carefully the following summary together with the more detailed description of the terms of the Warrants and Common Stock contained elsewhere in this prospectus. See “Description of the Warrants” and “Description of the Capital Stock.”

Common Stock Offered by Us	Up to 1,051,664 shares of Common Stock issuable upon exercise of the Warrants

The Warrant Distribution

We have previously distributed to the holders of our Common Stock on the Record Date (each a “Holder” and together, the “Holders”), at no charge, one (1) Warrant for each share of Common Stock owned.

The Warrants can be exercised under the Basic Warrant Exercise Rights at the current ratio and exercise price discussed below and Holders that exercise all of their warrants pursuant to the Basic Warrant Exercise Rights may elect to participate in the Over-Subscription Privilege as discussed below.

As soon as practicable following the date hereof, the Warrant Agent will distribute to Holders exercise forms that Holders must properly complete and deliver to the Warrant Agent to exercise the Basic Warrant Exercise Rights and, as applicable, to elect to participate in the Over-Subscription Privilege (the “Exercise Form”). The Exercise Form can be found on the Company's website at: www.lglgroup.com/WarrantFAQ.

Warrant/Distribution Record Date	November 9, 2020.

Ratio and Exercise Price

Five (5) Warrants are exercisable to purchase one (1) share of Common Stock at an exercise price of $4.75. As previously announced, the spinoff of MtronPTI was a qualifying dilutive event that triggered an adjustment to the exercise price of the Warrants and the trigger price for the potential acceleration of the exercise date under the warrant agreement. The original exercise price of the Warrants of $12.50 was adjusted to $4.75 and the trigger price for potential acceleration of the exercise date of $17.50 was adjusted to $6.65 (as adjusted, the “Trigger Price”).

Exercise Period

The Warrants were originally issued as “European style warrants” that would become exercisable on the expiration date unless accelerated to a date when the 30-day VWAP of our Common Stock was greater than or equal to the Trigger Price. As previously announced, the Warrants became exercisable as the 30-day VWAP exceeded the Trigger Price on March 4, 2025. The Warrants may be exercised in accordance with their terms until their expiration at 5:00 p.m., New York City time, on the Expiration Date.

Holders who submit exercise notices prior to 5:00 p.m. New York City time on October 16, 2025 may only exercise the Basic Warrant Exercise Rights and may not participate in the Over-Subscription Privilege discussed below.

Expiration Date	November 16, 2025, a Sunday, which allows exercises and the submission of Exercise Forms by 5:00 p.m., New York City time, on the next business day, November 17, 2025.

Shares Outstanding After Exercise of Warrants	5,389,211 shares of our Common Stock were outstanding as of June 24, 2025. If all of the Warrants are exercised in full, there would be 6,440,875 shares of Common Stock outstanding.

Over-Subscription Privilege

Any Holder that exercises all of its Warrants from and after 5:00 p.m., New York City time, on October 16, 2025 (the “Over-Subscription Commencement Date”) until 5:00 p.m., New York City time, on the Expiration Date (the “Over-Subscription Period” and the last day of such period, the “Over-Subscription Deadline”), then, subject to the terms described below, such Holder may also choose to subscribe for any or all of the shares issuable pursuant to any unexercised Warrants as of the Over-Subscription Deadline (the “Over-Subscription Privilege”). The number of shares of Common Stock that will be available in the aggregate to all Holders that exercise their Warrants pursuant to the Over-Subscription Privilege will be the number of shares of Common Stock which are not subscribed for as of the Over-Subscription Deadline pursuant to the Basic Warrant Exercise Right of all Holders (such number of shares of Common Stock, the “Under-Subscribed Shares”).

If there are sufficient Under-Subscribed Shares to satisfy all Holders' requested subscriptions pursuant to the Over-Subscription Privilege, each Holder will be allocated the number of additional shares requested pursuant to the Over-Subscription Privilege. If the requests for over-subscription exceed the number of Under-Subscribed Shares, each participating Holder will be allocated a pro rata percentage of the Under-Subscribed Shares equal to the percentage that results from dividing (i) the number of Warrants held by such Holder by (ii) the number of Warrants held by all Holders that participate in the Over-Subscription Privilege. If the foregoing allocation results in a Holder receiving an allocation that is greater than the number of shares requested pursuant to the Over-Subscription Privilege (the “Elected Over-Subscription Shares”), then such Holder will be allocated only that number of shares for which the Holder subscribed for under the Over-Subscription Privilege. Such percentage could result in the allocation of more or fewer shares of Common Stock than the Holder requested to purchase through the exercise of the Over-Subscription Privilege.

However, if this allocation results in any Holder receiving an allocation of a greater number of shares of Common Stock than the Elected Over-Subscription Shares, then such Holder will be allocated only that number of shares of Common Stock for which the Holder over-subscribed under the Over-Subscription Privilege. Any shares of Common Stock that remain available as a result of such an excess allocation will be allocated among all remaining participating Holders whose initial allocations were less than the number of shares of Common Stock they requested under the Over-Subscription Privilege. This second allocation will be made pursuant to the same formula described above (undertaking the calculation by reference to such remaining participating Holders) and repeated, if necessary, until all available shares of Common Stock have been allocated or all subscriptions requested under the Over-Subscription Privilege have been satisfied in full.

Over-subscription requests must be submitted at the same time as the Basic Warrant Exercise Rights are exercised during the Over-Subscription Period, and in any case no later than 5:00 p.m., New York City time, on the Over-Subscription Deadline. Once submitted, over-subscription requests may not be withdrawn.

To properly exercise the Over-Subscription Privilege, a Holder must deliver an amount in cash equal to the total Exercise Price required for the shares requested for over-subscription (the “Over-Subscription Amount”) at the same time as the Basic Warrant Exercise Right is exercised and payment of the total Exercise Price required thereby (the “Basic Exercise Amount”) is paid. Any excess payments received, including payments for Elected Over-Subscription Shares a Holder requested to purchase pursuant to the Over-Subscription Privilege but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for issuances of shares of Common Stock pursuant to the Over-Subscription Privilege.

Over-subscription requests that are fulfilled will be settled as soon as practicable following the Over-Subscription Deadline.

Holders will not be eligible to participate in the Over-Subscription Privilege with respect to any Warrants exercised prior to the Over-Subscription Commencement Date.

Exercise

Direct registration holders should contact Computershare Trust Company, N.A., the warrant agent. To exercise, Holders will be required to complete an Exercise Form and provide payment to Computershare Trust Company, N.A. by certified check or official bank check in an amount equal to the required payment. Upon exercise, Holders will receive the whole number of shares of Common Stock to which they are entitled.

Holders in street name should contact their broker, bank, or other intermediary for information on how to exercise Warrants, which may be effectuated through the procedures of Depositary Trust Company (“DTC”). The deadlines of brokers, banks, other intermediaries, or DTC may be earlier than the deadlines set forth in the warrant agreement, so holders should confirm any deadlines with such entities. Street name holders may exercise the Basic Warrant Exercise Rights and the Over-Subscription Privilege through their broker, bank, or other intermediary through the customary procedures of the DTC using DTC’s Automated Subscription Offer Program (commonly referred to as “ASOP”). The Company does not have any control over this process or over the brokers or DTC, so Holders should consult with their banks, brokers, or other intermediaries regarding the ASOP process well in advance and leave sufficient time for such process to be completed. None of the Company, the Warrant Agent or any other person will be responsible for any failure of a Holder to timely exercise the Basic Warrant Exercise Rights or the Over-Subscription Privilege due to failure to timely effect the ASOP process.

Use of Proceeds	We will receive proceeds from the cash exercise of the Warrants. We intend to use any net proceeds from the exercise of the Warrants for general corporate purposes.

Risk Factors	You should carefully read the section entitled “Risk Factors” on page 7 of this prospectus, as well as in our reports incorporated by reference herein, before deciding to invest in our Common Stock or exercise your Warrants.

Market and Trading Symbol	Shares of our Common Stock are traded on the NYSE American under the symbol “LGL.” The Warrants are listed on the NYSE American under the symbol “LGL WS.”

Settlement

Shares of Common Stock issuable upon exercise of Basic Warrant Exercise Rights are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Any shares deliverable pursuant to a valid exercise of the Over-Subscription Privilege shall be as soon as commercially practicable after the end of the Over-Subscription Period. Holders may not receive the shares within the typical one business day settlement after exercise of their Warrants. The Company reserves the right to the change the settlement mechanics, and timing of settlement, as needed.

Warrant Agent	Computershare Trust Company, N.A.

Important Dates

Relevant Date	Calendar Date or Method of Determination of Date
Expiration Date

The Warrants cease to be exercisable (and the Oversubscription Period expires) on November 16, 2025, a Sunday, which allows exercises and the submission of Exercise Forms by 5:00 p.m., New York City time, on the next business day, November 17, 2025.

Over-Subscription Commencement Date	After 5:00 p.m., New York City time, on October 16, 2025.

Over-Subscription Period	From the Oversubscription Commencement Date until the Expiration Date.

Over-Subscription Deadline (Deadline for Exercise of Over-Subscription Privilege)	5:00 p.m., New York City time, on the Expiration Date.

Deadline for Exercise upon Expiration of Warrants	5:00 p.m., New York City time, on the Expiration Date.

Date of Payment of consideration for valid exercise of Warrants	Consideration for the Warrants must be paid prior to 5:00 p.m., New York City time, on the day of exercise.

Settlement Date for exercises of Basic Warrant Exercise Rights	As soon as commercially practicable following the applicable Exercise Date.

Settlement Date for issuance of shares pursuant to the Over-Subscription Privilege	As soon as commercially practicable following the Over-Subscription Deadline.

Date for Return of Excess Cash Delivered as Over-Subscription Amount (Without Interest)	As soon as commercially practicable following the Over-Subscription Deadline.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risk factors described below in addition to those described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement before making a decision to invest in our Common Stock. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are also incorporated by reference into this prospectus. Although we have tried to discuss key risk factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements” above.

Risks Related to the Warrants and Our Common Stock

The Warrants may not have any value.

The Warrants were originally issued as “European style warrants” that would only become exercisable on the earlier of (i) the expiration date, November 16, 2025, and (ii) such date that the 30-day VWAP of our Common Stock was greater than or equal to the then specified trigger price. As previously announced, the spinoff of MtronPTI was a qualifying dilutive event that triggered an adjustment to the exercise price of the Warrants and the trigger price for the potential acceleration of the exercise date under the warrant agreement. The original exercise price of the Warrants of $12.50 was adjusted to $4.75 and the trigger price for potential acceleration of the exercise date of $17.50 was adjusted to $6.65.

The Warrants have an exercise price of $4.75 per share, which reflects the adjustment discussed above. This exercise price does not necessarily bear any relationship to established criteria for valuation of our Common Stock, such as book value per share, cash flows, or earnings, and you should not consider this exercise price as an indication of the current or future market price of our Common Stock. There can be no assurance that the market price of our Common Stock will continue to exceed $4.75 per share prior to the Expiration Date. If you do not exercise your Warrants prior to the Expiration Date and the market price of our Common Stock on the Expiration Date does not exceed $4.75 per share, your Warrants will be of no value. If you do not exercise your Warrants prior to or on the Expiration Date, your Warrants will expire and be of no value.

No Warrants will be exercisable unless at the time of exercise a prospectus relating to our Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the respective Holder. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the Warrants, Holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the Holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

An active trading market for our Warrants may not be sustained.

The Warrants are listed on the NYSE American under the symbol “LGL WS.” Even though the Warrants are listed on the NYSE American, an active trading market for our Warrants may not be sustained. If an active market for our Warrants is not sustained, it may be difficult for you to sell the Warrants without depressing the market price for such securities.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing investments. These investments may not yield a favorable return to our shareholders.

The issuance of our Common Stock upon the exercise of the Warrants may depress our stock price.

We could issue up to 1,051,664 shares of Common Stock in connection with the exercise of the Warrants. The issuances of the shares of Common Stock upon exercise of the Warrants and the resale of such shares after their issuance, or the perception that such sales could occur, could result in significant downward pressure on our stock price and could impact our ability to raise capital through the sale of additional shares in the future.

You may experience dilution as a result of future equity offerings.

In order to raise additional capital and improve our liquidity position we may in the future offer additional shares of our Common Stock or other securities convertible into, exercisable or exchangeable for shares of our Common Stock (including convertible debt or convertible preferred stock) at prices that may not be the same as the prices per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the prices per share paid by Holders in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible into, exercisable or exchangeable for shares of Common Stock, in future transactions may be higher or lower than the prices per share paid by Holders in this offering. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Further, sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could have a material adverse effect on the price of our Common Stock. Additionally, we may engage in one or more acquisitions where we sell Common Stock to raise funds for such acquisition, or issue additional shares of Common Stock as part of the consideration.

Holders of our Warrants will have no rights as a common stockholder until such Holders exercise their Warrants and acquire shares of our Common Stock.

Until Holders acquire shares of our Common Stock upon exercise of the Warrants, such Holders will have no rights with respect to the shares of our Common Stock underlying such Warrants. Upon the acquisition of shares of our Common Stock upon exercise of the Warrants, the Holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the Warrants.

Adjustments to the exercise price of the Warrants, or the number of shares of Common Stock for which the Warrants are exercisable, following certain corporate events may not fully compensate Warrant holders for the value they would have received if they held the Common Stock underlying the Warrants at the time of such events.

The Warrants provide for adjustments to the exercise price of the Warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our Common Stock, (ii) our issuance of rights, options or warrants to purchase our Common Stock at a price below the 10-day VWAP of our Common Stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our Common Stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our Common Stock, and (v) certain tender offers for our Common Stock by the Company or one or more of our wholly-owned subsidiaries. For example, as previously announced, the spinoff of MtronPTI was a qualifying dilutive event that required an adjustment under the warrant agreement to the exercise price of the Warrants and the trigger price for the potential acceleration of the exercise date. Pursuant to the required adjustments, the original exercise price of the Warrants of $12.50 was adjusted to $4.75 and the VWAP-based trigger price for potential acceleration of the exercise date of $17.50 was adjusted to $6.65. The Warrants are currently exercisable as a result of an acceleration triggered on March 4, 2025 by the $6.65 30-day VWAP of our Common Stock.

The Warrants also provide for adjustments to the number of shares of Common Stock for which the Warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our Common Stock. Any adjustment made to the exercise price of the Warrants or the number of shares of Common Stock for which the Warrants are exercisable following a corporate event in accordance with these provisions may not fully compensate Holders for the value they would have received if they held the Common Stock underlying the Warrants at the time of the event.

The prices of our Common Stock have fluctuated considerably in the past and could continue to be volatile in the future, in part due to the limited market for our securities.

There is a limited public market for our Common Stock, and we cannot provide assurances that a more active trading market will develop or be sustained. As a result of low trading volume in our Common Stock, the purchase or sale of a relatively small number of securities could result in significant price fluctuations and it may be difficult for Holders to sell their securities without depressing the market price for such securities.

Additionally, the market prices of our Common Stock may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:

•	General economic conditions affecting the availability of long-term or short-term credit facilities, the purchasing and payment patterns of our customers, or the requirements imposed by our suppliers;
•	Economic conditions in our industry and in the industries of our customers and suppliers (including any potential global economic slowdowns);
•	Changes in financial estimates or investment recommendations by securities analysts relating to our Common Stock;
•	Market reaction to our reported financial results;
•	Loss of a major customer;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and
•	Changes in key personnel.

Our officers, directors and 10% or greater stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.

Our officers, directors and 10% or greater stockholders control approximately 36.9% of the voting power represented by our outstanding shares of Common Stock as of June 24, 2025. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock. This concentration of ownership may not be in the best interests of all of our stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to stockholders.

Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors (the “Board”).

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203, as permitted under DGCL.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or the negative of these words or other variations on these words or comparable terminology, as they relate to future periods.

Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s efforts to grow revenue, the Company’s expectations regarding fulfillment of backlog, the results of introduction of a new product line, future benefits to operating margins and the adequacy of the Company’s cash resources.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent Quarterly Reports on Form 10-Q.

Further, we do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that our gross proceeds from this offering from the issuance of shares by us pursuant to the exercise of Warrants will be approximately $5.0 million, assuming all of the Warrants are exercised. We cannot predict when or how many of these Warrants will be exercised. It is possible that a significant number of these Warrants may expire and may never be exercised.

We intend to use the proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. We may temporarily invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

PLAN OF DISTRIBUTION

The Warrants have become exercisable as outlined in the section “Description of Warrants – Exercisability,” and the Warrant Agent will notify DTC, and mail to each direct registration Holder Exercise Forms detailing the terms and procedure for exercise of the Warrants. As Warrants are exercised, the Warrant Agent will deliver the shares of our Common Stock issued upon exercise of the Warrants to stockholders and forward the proceeds from the Warrant exercises to us.

To the extent that our directors and officers held shares of our Common Stock as of the Record Date, they received Warrants. Our directors and officers may also sell some or all of their Warrants or their shares upon exercise of such Warrants. This prospectus covers any such sales.

We have agreed to pay the Warrant Agent and transfer agent customary fees plus certain expenses in connection with the Warrants. We have not employed any brokers, dealers or underwriters in connection with the distribution of the Warrants or any exercise or resale of the Warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity

Our Common Stock and Warrants are traded on the NYSE American under the symbols “LGL” and “LGL WS,” respectively. The last reported sales price of our Common Stock on the NYSE American on June 24, 2025 was $6.87.

Based upon information furnished by our transfer agent, as of April 30, 2025, we had approximately 1,270 holders of record of our Common Stock.

5,389,211 shares of our Common Stock were outstanding as of June 24, 2025. If all of the Warrants are exercised in full, there would be 6,440,875 shares of Common Stock outstanding.

Stock Repurchase Program

On August 29, 2011, our Board increased the total number of shares authorized for repurchase under the Company’s existing share repurchase program to 797,491 shares, of which 540,000 shares were available to be repurchased, at such times, amounts and prices as the Company shall deem appropriate. Subject to certain safe harbor rules, the timing, amounts, and manner in which the Company can repurchase shares is tied to prevailing trading volumes and other limitations, which includes a general limitation to 25% of the average daily trading volume based on the most recent prior four weeks. The share repurchase program has no time limits and may be suspended or discontinued at any time. As of March 31, 2025, the Company had repurchased a total of 81,584 shares of Common Stock under this program at a cost of $580,000, which shares are currently held in treasury.

Dividend Policy

Our Board has adhered to a practice of not paying cash dividends. This policy takes into account our long-term growth objectives, including our anticipated investments for organic growth, potential technology acquisitions or other strategic ventures, and stockholders’ desire for capital appreciation of their holdings. No cash dividends have been paid to the Company’s stockholders since January 30, 1989, and none are expected to be paid for the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the DGCL, our Certificate of Incorporation, and our by-laws, as amended (the “By-laws”). This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our Certificate of Incorporation and By-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 30,000,000, consisting entirely of shares of our Common Stock. As of June 24, 2025, there were 5,389,211 shares of Common Stock outstanding.

Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board out of funds legally available therefor. Under our Certificate of Incorporation, holders of Common Stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock to be offered hereby when issued will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock that the Company may authorize and issue in the future.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Charter Documents

We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Our Certificate of Incorporation and By-laws include a number of provisions that may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE WARRANTS

The material terms and provisions of the Warrants are summarized below. The Warrants were issued in registered form under a warrant agreement, dated as of November 10, 2020, by and among the Company, Computershare, Inc. (“Computershare”) and its wholly-owned subsidiary, Computershare Trust Company, N.A. (the “Trust Company,” and together with Computershare, the “Warrant Agent”), as amended by Amendment No. 1 thereto, dated as of June 4, 2025, by and among the Company, Computershare, and the Trust Company. The following description is subject to, and qualified in its entirety by, the warrant agreement, as amended to date. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants.

Exercisability

Five (5) Warrants entitle their registered Holder to purchase one (1) share of our Common Stock at the exercise price then in effect. The Warrants were originally “European style warrants” that would only become exercisable on the earlier of (i) the expiration date, November 16, 2025, and (ii) such date that the 30-day VWAP of our Common Stock was greater than or equal to the trigger price (as adjusted for stock splits, stock dividends, combinations, reclassifications and similar events) for the potential acceleration of the exercise date.

As previously announced, the spinoff of MtronPTI was a qualifying dilutive event that required an adjustment under the warrant agreement to the exercise price of the Warrants and the Trigger Price for the potential acceleration of the exercise date. Pursuant to the adjustment, the original exercise price of the Warrants of $12.50 was adjusted to $4.75 and the trigger price for potential acceleration of the exercise date of $17.50 was adjusted to $6.65. On March 6, 2025, we announced that the Warrants became exercisable on March 4, 2025 because the average VWAP for our Common Stock for 30 consecutive trading days was greater than or equal to $6.65. The Warrants may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., New York City time, on November 16, 2025 (the “Expiration Date”), a Sunday, which allows exercises and the submission of Exercise Forms by 5:00 p.m., New York City time, on the next business day, November 17, 2025

As the Warrants have become exercisable, the Warrant Agent will notify DTC and mail to each Holder Exercise Forms detailing the terms and procedure for exercise of the Warrants. The Exercise Form can be found on the Company's website at: www.lglgroup.com/WarrantFAQ.

As Warrants are exercised, the Warrant Agent will deliver the shares of our Common Stock issued upon exercise of the Warrants to stockholders and forward the proceeds from the Warrant exercises to us.

No Warrants will be exercisable unless at the time of exercise a prospectus relating to our Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the respective Holder. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the Warrants, Holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the Holders reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Exercise Price and Adjustments

The Warrants had an initial exercise price of $12.50 per share. As previously announced, the spinoff of MtronPTI was a qualifying dilutive event that required an adjustment under the warrant agreement to the exercise price of the Warrants and the trigger price for the potential acceleration of the exercise date. Pursuant to the adjustment the original exercise price of the Warrants of $12.50 was adjusted to $4.75 and the trigger price for potential acceleration of the exercise date of $17.50 was adjusted to $6.65. The Warrants provide for further adjustments to the exercise price of the Warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our Common Stock, (ii) our issuance of rights, options or warrants to purchase our Common Stock at a price below the 10-day VWAP of our Common Stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our Common Stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our Common Stock, and (v) certain tender offers for our Common Stock by the Company or one or more of our wholly-owned subsidiaries. The Warrants also provide for adjustments to the number of shares of Common Stock for which the Warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our Common Stock.

Reclassification, Change, Consolidation, Merger, Sale or Conveyance

If, at any time Warrants are outstanding there is: (i) any reclassification or change of the outstanding shares of our Common Stock (other than a change reflected in an adjustment of the Warrant exercise price), (ii) any consolidation, merger or combination of the Company with or into another entity as a result of which holders of our Common Stock are entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the property or assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of our Common Stock will be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company, or such successor corporation or transferee will provide Holders with the right, upon exercise of such Warrants to receive (in lieu of the number of shares of our Common Stock previously deliverable) the kind and amount of securities, cash and other property that would have been received by a Holder of the number of shares of our Common Stock issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Over-Subscription Privilege

Any Holder that exercises any Warrants from and including the Over-Subscription Commencement Date until 5:00 p.m. New York City time on the Expiration Date (the “Over-Subscription Period” and the last day of such period, the “Over-Subscription Deadline”), then, subject to the terms below, such Holder may also choose to subscribe for any or all of the shares issuable pursuant to any unexercised Warrants as of the Over-Subscription Deadline (the “Over-Subscription Privilege”). The number of shares of Common Stock that will be available in the aggregate to all Holders that exercise their Warrants pursuant to the Over-Subscription Privilege with respect to the Warrants will be the number of shares of Common Stock which are not subscribed for as of the Over-Subscription Deadline pursuant to the basic Warrant exercise rights of all Holders (the “Basic Warrant Exercise Right”) (such number of shares of Common Stock, the “Under-Subscribed Shares”).

If there are sufficient Under-Subscribed Shares to satisfy all Holders' requested subscriptions pursuant to the Over-Subscription Privilege, each Holder will be allocated the number of additional shares requested pursuant to the Over-Subscription Privilege. If the requests for over-subscription exceed the number of Under-Subscribed Shares, each participating Holder will be allocated a pro rata percentage of the Under-Subscribed Shares equal to the percentage that results from dividing (i) the number of Warrants held by such Holder by (ii) the number of Warrants held by all Holders that participate in the Over-Subscription Privilege. If the foregoing allocation results in a Holder receiving an allocation that is greater than the number of shares requested pursuant to the Over-Subscription Privilege (the “Elected Over-Subscription Shares”), then such Holder will be allocated only that number of shares for which the Holder subscribed for under the Over-Subscription Privilege. Such percentage could result in the allocation of more or fewer shares of Common Stock than the Holder requested to purchase through the exercise of the Over-Subscription Privilege.

However, if this allocation results in any Holder receiving an allocation of a greater number of shares of Common Stock than the Elected Over-Subscription Shares, then such Holder will be allocated only that number of shares of Common Stock for which the Holder over-subscribed under the Over-Subscription Privilege. Any shares of Common Stock that remain available as a result of such an excess allocation will be allocated among all remaining participating Holders whose initial allocations were less than the number of shares of Common Stock they requested under the Over-Subscription Privilege. This second allocation will be made pursuant to the same formula described above (undertaking the calculation by reference to such remaining participating Holders) and repeated, if necessary, until all available shares of Common Stock have been allocated or all subscriptions requested under the Over-Subscription Privilege have been satisfied in full.

Over-subscription requests must be submitted at the same time as the Basic Warrant Exercise Rights are exercised during the Over-Subscription Period, and in any case no later than 5:00 p.m., New York City time, on the Over-Subscription Deadline. Once submitted, over-subscription requests may not be withdrawn.

To properly exercise the Over-Subscription Privilege, a Holder must deliver an amount in cash equal to the total Exercise Price required for the shares requested for over-subscription (the “Over-Subscription Amount”) at the same time as the Basic Warrant Exercise Right is exercised and payment of the total Exercise Price required thereby (the “Basic Exercise Amount”) is paid. Any excess payments received, including payments for Elected Over-Subscription Shares that a Holder requested to purchase pursuant to the Over-Subscription Privilege, but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for issuances of shares of Common Stock pursuant to the Over-Subscription Privilege.

Over-subscription requests that are fulfilled will be settled as soon as practicable following the Over-Subscription Deadline.

Holders will not be eligible to participate in the Over-Subscription Privilege with respect to any Warrants exercised prior to the Over-Subscription Commencement Date.

Manner of Exercise

Direct registration holders should contact Computershare Trust Company, N.A., the warrant agent. To exercise, Holders will be required to complete an Exercise Form and provide payment to Computershare Trust Company, N.A. by certified check or official bank check in an amount equal to the required payment. Upon exercise, Holders will receive the whole number of shares of Common Stock to which they are entitled.

Holders in street name should contact their broker, bank, or other intermediary for information on how to exercise Warrants, which may be effectuated through the procedures of Depositary Trust and Clearing Corporation (“DTC”). The deadlines of brokers, banks, other intermediaries, or DTC may be earlier than the deadlines set forth in the warrant agreement, so holders should confirm any deadlines with such entities. Street name holders may exercise the Basic Warrant Exercise Rights and the Over-Subscription Privilege through their broker, bank, or other intermediary through the customary procedures of the DTC using DTC’s Automated Subscription Offer Program (commonly referred to as “ASOP”). The Company does not have any control over this process or over the brokers or DTC, so Holders should consult with their banks, brokers, or other intermediaries regarding the ASOP process well in advance and leave sufficient time for such process to be completed. None of the Company, the Warrant Agent or any other person will be responsible for any failure of a Holder to timely exercise the Basic Warrant Exercise Rights or the Over-Subscription Privilege due to failure to timely effect the ASOP process.

Settlement

Shares of Common Stock issuable upon exercise of Basic Warrant Exercise Rights are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Any shares deliverable pursuant to a valid exercise of the Over-Subscription Privilege shall be as soon as commercially practicable after the end of the Over-Subscription Period. Holders may not receive the shares within the typical one business day settlement after exercise of their Warrants. The Company reserves the right to the change the settlement mechanics, and timing of settlement, as needed.

Transferability of Warrants; Listing

The Warrants were issued in registered form under a warrant agency agreement between the Company and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent. The Warrants may be sold, transferred or assigned, in whole or in part. The Warrants are listed on the NYSE American under the symbol “LGL WS.” Our Common Stock is listed on the NYSE American under the symbol “LGL.”

Fractional Shares

Warrants may be exercised only for whole numbers of shares of our Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution made shall reflect a rounding of such fraction up or down, as applicable, to the nearest whole share.

Rights as a Stockholder

Until Holders acquire shares of our Common Stock upon exercise of the Warrants, Holders will have no rights with respect to the shares of our Common Stock underlying such Warrants. Upon the acquisition of shares of our Common Stock upon exercise of the Warrants, the Holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the Warrants.

LEGAL MATTERS

Certain matters with respect to the offering covered by this prospectus have been passed upon for us by Paul Hastings LLP. The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Frome Wolosky LLP.

EXPERTS

The consolidated financial statements of The LGL Group, Inc. as of and for the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, have been audited by PKF O'Connor Davies, LLP, an independent registered public accounting firm, to the extent and period set forth in their report. These financial statements are incorporated herein by reference in reliance on such reports given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025;
•	our Current Reports on Form 8-K, filed with the SEC on December 31, 2024, January 17, 2025, March 6, 2025, April 1, 2025, April 11, 2025, April 17, 2025, May 15, 2025, and June 4, 2025;
•	the description of the Warrants contained in our Registration Statement on Form 8-A12B, filed with the SEC on November 12, 2020; and
•

the description of our Common Stock contained in our Current Report on Form 8-K filed with the SEC on October 30, 2013, including any amendments thereto or reports filed for the purpose of updating such descriptions.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

The LGL Group, Inc.
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
Attention:  Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also obtain additional information by visiting our website at www.lglgroup.com/investor-relations. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus or any other report or document we file with or furnish to the SEC. We have included our website address in this prospectus solely as an inactive textual reference.